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                                                              Exhibit 10.4

















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                                                                EXHIBIT 10.4


                             CHEMI-TROL CHEMICAL CO.
                                  TANK DIVISION

                           Agreement Dated May 1, 1996

                                      INDEX


          ARTICLE                                                Page Number

             I   Recognition
            II   Conditions of Employment
           III   Union Security and Checkoff
            IV   Prohibition of Strikes and Lockouts
             V   Grievance and Arbitration Procedure
            VI   Seniority
           VII   Safety and Health
          VIII   Leave of Absence
            IX   Supervisors
             X   Holidays
            XI   Vacations, Bereavement, Jury Duty
           XII   Hours, Wages and Working Conditions
          XIII   Group Insurance, Retirement Plan
           XIV   Cost-of-Living Allowance
            XV   Separability/Absenteeism, Tardiness
           XVI   Termination
          XVII   Successor or Assigns
          Appendix A - Wage Schedule
          Appendix B - Letter of Understanding
          Appendix C - Dental Expense Insurance
          Appendix D - Hospitalization Insurance Improvements
          Appendix E - Absenteeism/Tardiness Policy
          Appendix F - Letter of Understanding
          Appendix G - Letter of Understanding
          Appendix H - Letters of Understanding
          Appendix I - Letter of Understanding





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                                    AGREEMENT

     THIS AGREEMENT, made and entered into this 1st day of May, 1996, by and between CHEMI-TROL CHEMICAL CO., hereinafter referred to as the "Employer", and the UNITED STEELWORKERS OF AMERICA, AFL-CIO-CLC, hereinafter referred to as the "Union" on behalf of Local Union No. 1915.


                                    ARTICLE I

                                   RECOGNITION

     In accordance with the Decision and Certification of Representative, dated May 11, 1971, of the National Labor Relations Board in Case No. 8-RC-7786 (190 N.L.R.B. No. 56), the Employer recognizes the Union as the exclusive bargaining representative for all production and maintenance employees, including truck drivers employed at the Employer's Tank Division located at 721 Graham Drive, Fremont, Ohio, excluding all office clerical employees, professional employees, guards and supervisors as defined in the Act and all employees at the Employer's Chemical Group, Gibsonburg, Ohio and Tool Division, 1500 Walter Avenue, Fremont, Ohio.


                                   ARTICLE II

                            CONDITIONS OF EMPLOYMENT

     1. The Management of the business in all its phases and details shall remain vested in the Employer, except as explicitly limited by some express term of this Agreement.

     2. In the exercise of its management prerogatives, the Employer shall observe applicable provisions of this Agreement.

     3. Neither the Employer nor the Union shall discriminate against any employee because of age, sex, race, religion, nationality, nor because of his exercising his rights guaranteed by the Labor Management Relations Act provided that such rights are exercised in a manner consistent and in accordance with the provisions of this Agreement. Both the Employer and the Union shall abide by the letter of the law to be in compliance with the American's With Disabilities Act.

     4. The Company and the Union agree that there is concern for the expression of civil rights. Therefore, management and the chairman of the grievance committee will function to effectively process such concerns.

     5. The Rights of the Employer, of the Union, and of the employees as conferred by this Agreement, shall be respected, and the provisions of this Agreement for the orderly settlement of all questions regarding such rights shall at all times be observed.


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                                   ARTICLE III

                           UNION SECURITY AND CHECKOFF

     1. All Employees in the bargaining unit who are members of the Union on the effective date of this Agreement, must, as a condition of employment in the bargaining unit, maintain their membership in the Union to the extent of paying the periodic dues uniformly required of all Union members.

     2. All Employees in the bargaining unit who are not members of the Union on the effective date of this Agreement shall be required, as a condition of employment in the bargaining unit, beginning thirty-one (31) days following the effective date of this Agreement, to pay to the Union a service charge as a contribution toward the administration of this Agreement in an amount equal to the periodic dues uniformly required of all union members.

     3. All new employees upon the expiration of thirty (30) calendar days after the date of their employment, or beginning thirty-one (31) days following the effective date of this Agreement, whichever is later, shall, as a condition of employment in the bargaining unit, become members of the Union and shall remain a member of the Union to the extent of paying the initiation fees and periodic dues uniformly required of all Union members.

     4. Upon written request of the Union the Employer will, within five (5) calendar days of its receipt of such request, discharge any employee who in accordance with the above fails to tender the initiation fees and periodic dues uniformly required to obtain and maintain membership in the Union or the service charge whichever is applicable.

     5. In accordance with and upon receipt of signed individual checkoff authorization forms from employees, the employer shall deduct from the pay of each such employee, who is then in the employ of the Employer and covered by this Agreement, his Union dues and initiation fees or service charge whichever is applicable. After such deductions have been made, remittance shall be made by the Employer to the Union at the address designated by the International Treasurer of the Union, together with a list of the employees for whom deductions have been made. The amount to be deducted shall be determined by the Union and the Employer shall be timely notified of any contemplated change in such amounts. The Employer shall arrange to have the employees sign such authorization forms as provided by the Union. The Employer shall transmit to the Financial Secretary of the Local Union a written report of initiation fees, dues and service charges deducted each month, address changes and of all terminations of employment including quits and retirees within the bargaining unit each month.


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     6. In accordance with and upon receipt of signed individual PoliticalAction
Committee check-off authorization forms from employees, the Employer shall deduct from the first pay of the year of each such employee, who is then in the employ of the Employer, the amount so designated by the employee. After such deductions have been made, remittance shall be made by the Employer to the Treasurer of the United Steelworkers of America, Political Action Fund, Five Gateway Center, Pittsburgh, Pennsylvania 15222.

     7. The Union shall indemnify and save the Employer harmless from and against any and all claims, demands, suits, or other forms of liability arising out of any action taken or not taken by the Employer for the purpose of complying with the provisions of this Article or in reliance on any authorization or notification furnished under any of such provisions.

     8. An International Representative of the Union and/or the President of the Local Union accompanied by a representative of the Employer, may visit the plant during regular working hours and at other reasonable times, and within reasonable limits and in a reasonable manner, to observe operations in connection with the administration of this Agreement.

     9. The Employer will furnish the Union with bulletin boards in the plants. The bulletin boards will be near the time clock and in the dispatch room. The Union will use this space only for posting official Union notices and official papers. Notices and papers will be posted only by officially named Union representatives and will be keeping with the spirit and intent of this Agreement. During grievance meetings conducted in the Company's offices, the Company will provide a table for use by the grievance committee.

     10. As soon as is practicable after the signing of this Agreement, the Employer will provide one printed copy to each employee and one copy to a Union committee person for distribution to each new employee upon completion of his probationary period.


                                   ARTICLE IV

                       PROHIBITION OF STRIKES AND LOCKOUTS

     1. During the term of this Agreement and any extension or renewal thereof, the grievance and arbitration procedure set forth in this Agreement, and the administrative and judicial remedies and procedures provided by statute, shall be the sole and exclusive means of settling any employee or Union grievance with the Employer or any other type of dispute whatsoever.


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Accordingly, the Employer will not cause, permit or engage in any lockout of its employees. Likewise, neither the union nor any employee or employees will either instigate, promote, sponsor, engage or participate in, or condone any strike.
For purposes of this Agreement a strike is defined as any intentional slowdown or curtailment in or interference with or picketing of or suspension or interruption of any or all of the Employer's operations and/or the work of any employee or employees. Any employee who participates in, advances, leads or promotes a strike shall be subject to disciplinary action up to and including discharge.

     2. In the event that any breach of the no-strike clause in paragraph one
(1) above occurs, the Union's officers shall publicly declare that the strike is unauthorized, shall promptly make reasonable, earnest efforts to bring about a prompt termination of the strike, and shall continue such efforts until the employees return to work. If the Union officers make such public declaration and such reasonable efforts, the Union shall not be responsible in damages for the strike.

                                    ARTICLE V

                       GRIEVANCE AND ARBITRATION PROCEDURE

     1. A Grievance shall be defined as any dispute regarding the meaning, interpretation or application of the terms and provisions of this Agreement.

     2. Should any grievance arise, the dispute shall first be taken up for adjustment between the aggrieved employee, and/or his grievance committee-person, and his immediate supervisor, within seventy-two (72) hours, non-working days excluded, after the occurrence or non-occurrence of the event upon which the grievance is based, or if such employee had no knowledge of such occurrence or non-occurrence within said period, within seventy-two (72) hours after the employee reasonably should have known of such occurrence or non-occurrence.

     3. In the event the grievance is not settled as provided in paragraph two
(2) above, the Union shall reduce the grievance to writing, stating the alleged facts on which the grievance is based, the date on which the claimed act or omission occurred, and the provision of this Agreement which allegedly has been violated. The written grievance shall be signed by the employee who is filing the grievance and by the appropriate Union representative and must be submitted to the employee's immediate supervisor within three (3) regularly scheduled working days after the occurrence or non-occurrence of the event upon which it is based, or if such employee had no knowledge of such occurrence or non-occurrence within said period, within three (3) regularly scheduled working days after the employee reasonably


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should have known of such occurrence or non-occurrence. The immediate supervisor shall give a written answer to the aggrieved employee within five (5) regularly scheduled working days after receipt of the written grievance.

     4. If the Employer's answer is not accepted under the procedure prescribed in paragraph three (3) above, the Union shall within five (5) regularly scheduled working days notify the Employer of its intention to submit the written grievance to the next meeting between the Union's grievance committee, Local Union President, and/or International Representative of of the Union, and representatives of the Employer, which meetings shall be held once each calendar month unless the parties otherwise agree, that takes place at least forty-eight
(48) hours after the Union has provided such notification of its intention to discuss the grievance at such meeting. Grievances alleging discharge without just cause will take precedence over other grievances, and the grievance meeting concerning a discharge grievance will be held within one (1) week after receipt of timely notice from the Union that the Employer's answer provided under the procedure prescribed in paragraph three (3) above has not been accepted. A grievance submitted and discussed at such meeting in accordance with this paragraph four (4) shall be answered in writing by the Employer within five (5) regularly scheduled working days from the date of the meeting.

     5. If the Employer's answer is not accepted under the procedures prescribed in paragraph four (4) above, then the matter shall be referred to arbitration, provided that the Union serves written notice upon the Employer of its intention to arbitrate the grievance within thirty-five (35) calendar days (ten (10) calendar days in discharge cases) after the Employer has answered the grievance under the procedures prescribed in paragraph four (4) above. Failure to serve such written notice of intent to arbitrate such grievance as required herein shall constitute a waiver of the right to arbitrate and the grievance shall be wholly abandoned.

     6. Within twenty (20) calendar days following the Employer's receipt of the Union's written notice of intent to arbitrate, the Employer and the Union shall jointly request in writing the Federal Mediation and Conciliation Service to submit a list of seven (7) proposed arbitrators. The Employer and the Union shall select an arbitrator by alternately striking one (1) name from such list (the order of striking having been determined by lot) until only one (1) name remains and that named person shall be the arbitrator to hear the case. After an arbitrator has been selected, but prior to the arbitration hearing, a pre-screening conference will be held if requested by an International Representative of the Union or by a representative of the Employer.


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     7. The arbitrator at all time shall be governed wholly by the terms of this
Agreement in reaching his decision and shall have no power or authority to modify or change this Agreement in any respect or to add to or to take away from its terms. The decision of the arbitrator shall be final and binding on the Employer, the Union and the employees.

     8. The Employer and the Union shall share equally the fees and expenses of the arbitrator. Any additional expenses of arbitration shall be paid by the party incurring such expenses.

     9. Any grievance not timely presented for disposition at any step of the grievance procedure shall be considered as wholly abandoned. All time limits provided for in this Article may be extended by mutual agreement.

     10. A nonprobationary employee who is to be disciplined, discharged or suspended while working in the plant will be notified by the Employer in the presence of a grievance committeeperson. In the event a grievance committeeperson is not in the plant, the Employer will notify a committeeperson or other union representative of the discharge or suspension as soon as is practicable, and the time within which a grievance may be filed will run from the time the notice is given.

     11. Grievance processing on Employer time will be kept to a minimum. Consistent with the foregoing, a grievance committeeperson may leave his work station for time reasonably and necessarily required to assist an employee in processing a grievance as called for in paragraphs 2 and 3 of this Article provided that permission is first secured from the supervisor of the grievance committeeperson whose assistance has been requested by an employee. If the supervisor cannot permit the grievance committeeperson to leave his work station to perform this function at the requested time, the supervisor will designate when the grievance committeeperson may leave his work station to provide the requested assistance. Grievance committeepersons not to exceed three (3) in number will be paid at straight-time for time lost from scheduled work spent in monthly grievance meetings with management as called for in paragraph 4 of the Article.

     12. When ten (10) or more employees work a third shift operation, a union representative will be provided.


                                   ARTICLE VI

                                    SENIORITY

     1. Seniority shall be defined as an employee's length of continuous service with the Employer dating from the date of his last employment by the Employer.


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     2. An employee shall have no seniority until he has successfully completed a probationary period of sixty (60) days from the date of his last employment by the Employer, after which his seniority shall be dated from the date of his last employment by the Employer. During such period of probationary employment by the Employer, probationary employees may be dismissed in the Employer's sole discretion and such dismissal shall not be subject to the grievance and arbitration procedure provided for in this Agreement.

     3. If a former employee is rehired, such employee shall again be a probationary employee for a period of sixty (60) days from the date of his last employment by the Employer. However, if an employee who has been laid off prior to the completion of his probationary period is recalled to work within sixty
(60) calendar days after such layoff, his original period of service shall be counted toward the completion of his probationary period.

     4. The Employer shall post a new seniority list every three (3) months, during the term of this Agreement, bringing it up-to-date by the addition of the names of those employees who acquired seniority since the preceding posting and deleting therefrom the names of those whose seniority has since terminated. The names of all employees in the bargaining unit who have seniority shall be listed in order of their seniority dates starting with the senior employee at the top of the list. If two (2) or more employees have the same seniority dates, their names shall appear on the seniority list alphabetically by the first letter or letters of their last names. If two (2) or more of such employees have the same last names, the same procedure shall be followed with respect to their first names.

     5. Seniority terminates when an employee:

        (a) voluntarily quits.
        (b) retires.
        (c) is discharged for just cause.
        (d) fails to return to work within
            ten (10) working days after written notice recalling him from a layoff is sent by certified mail to his last address on record with the Employer.
        (e) is absent five (5) consecutive working days for any cause without notifying the Employer within the five (5) day period.
        (f) is laid off for a period of two (2) years or for a period of time equal to the amount of seniority, not to exceed three (3) years, that the employee had at the start of his most recent layoff.


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     6. It is understood and agreed that in all cases of promotion, within the bargaining unit, the following factors shall be considered and, where relatively equal, seniority shall govern: seniority and ability to perform the work. In all cases of layoffs or recalls, within the bargaining unit, the following factors shall be considered and, where relatively equal,seniority shall govern: seniority and ability to perform the work. Subject to the foregoing, when the work force is decreased by layoff, all probationary employees shall be laid off. Subject to the foregoing, after all probationary employees are laid off, employees shall be laid off in accordance with seniority. In a layoff situation, the employee or employees who are displaced by said layoff causing a reduction in the number of employees in said employee's job classification shall have the right to displace less senior employees, provided the senior employee has the qualifications and ability to perform the work. An employee must exercise this option by the third work day following the effective date of the layoff. All classification changes will be effective on the fifth work day following the effective date of the layoff. An employee may not exercise this option again until all employees have been recalled. An employee exercising this option has the right to return to the employee's previously held permanent job classification when there is a vacancy in that classification.

     7. In a classification in a layoff situation, the senior employee in the classification shall have the option of accepting a voluntary layoff. If the senior employee refuses, then the next senior employee in the classification shall have the option of accepting a voluntary layoff in lieu of his right to move into another classification, in accordance with the layoff procedure. Should such a senior employee choose to take a voluntary layoff, it shall be subject to the following:

        (a) The Company is in a layoff situation in that classification.

        (b) He can be replaced by a current employee.

        (c) He must take a layoff of at least one (1) month unless called back by the Company.

        (d) After one (1) month, he may return to the classification he occupied prior to his layoff. If his position in this classification is unavailable, he may exercise his rights of seniority and ability or he may further extend his layoff in increments of one (1) month, subject to earlier recall by the Employer. An employee returning to work under this option will not be eligible for a further voluntary layoff until all employees have been recalled.


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        (e) For layoffs occurring on and after May 1, 1996, the Company shall post a voluntary layoff sign-up sheet within two (2) weeks of giving a notice of intent to layoff. Any employee wanting a voluntary layoff must sign the sheet to be eligible for consideration. Any employee not signing the sheet, will not be able to take a voluntary layoff, after the sign-up period expires, and will not be eligible for voluntary layoff, unless an additional layoff occurs. This sub-part E does not apply to the layoff rotation which was in effect prior to May 1, 1996.

     8. Job vacancies, within the bargaining unit, or new jobs created, within the bargaining unit, shall be posted on the Employer's bulletin board in the plant for five (5) working days before being permanently, but not temporarily, filled from the seniority list or from new hires. Said notice shall contain the job title and the rate of pay. Any employee desiring to bid shall turn in a bid card. At the end of the posting period, the notice shall be removed and the advertising period closed. Employees bidding into a classification may have up to seven (7) days, on the job into which he has bid, to withdraw his bid. Employees bidding into the classifications of Utilityman, Maintenance and Truck Driver have up to fifteen (15) days, on the job into which he has bid to withdraw his bid. The employer has up to thirty (30) days, or more if mutually agreeable, in which to determine that the employee has the necessary capabilities to satisfactorily perform the duties of Utilityman, Maintenance and Truck Driver. For the Utilityman bid only, when the employee has the ability to do the following jobs of burner, painter, roll operator, welder; automatic machine and Category A welder, the employee will then hold the classification of Utilityman. Employees in all classifications may exercise their seniority, on their shift, within their classification, but not more than once per month, per classification. If the senior employee in his classification, chooses not to exercise his seniority option, the next senior employee may then exercise his seniority, and this will continue until all seniority movement can be accomplished within a classification. Notice must be given to management two (2) days prior to any bump. The employer will make every effort to see that the senior bidder is placed on the bid job within twenty-one (21) calendar days of the bid closing. The successful bidder shall be paid, for hours worked, from the date of the award of the bid, provided he qualifies for the bid job, even if the qualification date is later than the award date. Temporary bids will be accepted to cover extended leaves of absence caused by illness or injury, due to non-job and job


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related causes of at least forty-five (45) days or longer. In this instance, only lower rated employees may bid on the temporary job vacancy. When the recovering employee returns to work, he will immediately resume his duties in his classification. The employee that filled the temporary bid shall return to his former job. If the temporary bid (vacancy) lasts six (6) months or more the Employer shall post a regular bid for this vacancy. The returning employee shall have the right to bump the employee awarded the regular bid providing he has more seniority. If not, the returning employee can bump the least senior employee in the affected job class providing he has greater seniority. If all employees in the affected job class have greater seniority than the returning employee, he will then use his seniority to bump another employee as cited in the layoff procedure.

     9. The plant grievance committeeperson with the longest seniority with the Employer will be the last employee laid off in the plant so long as he has the qualifications and ability to perform the available work. The truck driver grievance committeeperson will be the last truck driver to be laid off. If allowable by law, one Executive Board Member, if any, with the longest seniority with the Employer will be the next to last employee laid off in either the plant or truck driver category, depending on the individual's classification, so long as he has the qualifications and ability to perform the available work.

     10. All employees who bid a different shift, and meet the criteria, will be able to exercise his shift preference to return to his original shift, in his bid-in classification immediately. When an employee bids on a job on a shift other than the one he is on, he may bump back to his preferred shift immediately, only if he is already qualified to do the job. If the employee is not qualified, he must stay on that shift he is on, until he is trained. When training is completed, and if he has the seniority, he may then bump to his preferred shift. An employee, who bumps to a different shift, may exercise his right to bump back to the other shift after four months or 120 calendar days.

     11. Any employee displaced from their permanent job class by reasons of a layoff or bumped by a more senior employee during a layoff mode, shall retain recall rights to their last permanent job class.

     12. LOSS OF RECALL - The employee shall lose recall rights only when the employee is offered recall to a permanent bid job and refuses recall. The employee signs a bid and is awarded a new permanent job class.

     13. RESTORATION OF FORCES AND VACANCIES - The Employer shall offer recall rights by seniority to displaced employee(s) when a vacancy(ies) occur in their permanent bid job class, prior to posting the job vacancy(ies) for a permanent job.

     14. The Company will make every effort to keep the bid employee on his job, and have the replacement do the work of the missing employee whenever possible according to his ability and qualifications.


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                                   ARTICLE VII

                                SAFETY AND HEALTH

     1. The Employer and the Union shall cooperate in the continuing objective to eliminate accidents and health hazards. The Company shall make reasonable provisions for the safety and health of its employees during the hours of their employment including the provision of protective devices such as flash goggles, grinding shields, safety goggles and one arm leathers for burners and other equipment and safety devices necessary to properly protect employees from injury or other health hazards, which must be properly used by the employees. One (1) pair of work gloves (or welder's gloves for welders) per employee will be provided by the Employer twice each month without cost. The Employer will provide two (2) changes of coveralls for painters per week without cost on an exchange basis. The Employer may assess the cost of a new pair of coveralls if the old coveralls are not turned in at the time of exchange or if the coveralls are willfully damaged by the employee. The Employer will provide one (1) apron and one (1) pair of shoe flaps per year at the crimper position.

     2. A safety committee consisting of one employee, per shift, one of whom will be designated as chairperson of the Union Committee and three (3) Employer representatives shall meet monthly, or more often if mutually agreed to. These employees will be compensated at staight time, up to a maximum of one (1) hour, for time spent in safety meetings from plant walk through to the conclusion of the meeting, to confer and recommend regulations to provide safety and sanitation in the plant and may make recommendations as to improvements with respect to such matters as heating and ventilation in the plant. Safety complaints will be promptly investigated by supervision when brought to the attention of supervision by members of the bargaining unit. The Company Safety Officer or his designee, will conduct a plant safety tour once every thirty (30) days, and one (1) Union safety committeeperson may accompany him without loss of pay. A truck driver representative can attend monthly meetings whenever he is available. The truck driver representative will meet with a management representative at least quarterly to discuss safety related matters.

     3. If an employee is injured on the job and is sent by the Employer to a physician for treatment, he shall be paid at straight-time for the balance of a regular shift provided the attending physician certifies to the Employer that the employee is so disabled as to be unable to work for the remainder of the day by reason of such injury. The Company or its designee, will transport and retrieve the injured employee, to and from the hospital.


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     4. The Company will schedule a safety program by work area or in an area, where employees can hear, each three (3) months for all employees during working hours.

     5. New employees shall be given a thorough safety orientation by a Company representative and a Union Safety Committeeperson.

     6. The Company shall furnish, to the Union, all safety reports that are furnished to Federal, State, County and City governments. The Company will also furnish to the chairperson of the Union safety committee or his designee, a copy of all C-1 and C-3 Worker's Compensation forms which are filed.

     7. The Company will notify the safety committee chairman present on the shift, or his designee, as soon as practical, of serious accidents within the plant or yard area and this representative or his designee will be allowed a reasonable period of time to investigate the accident.

     8. The Company will furnish the Safety Committee Chairman a copy of all plant related accident reports each month.

     9. The Company agrees to advance to employees who have been disabled with a Workers' Compensation claim an amount not to exceed eight (8) weeks of the weekly sickness and accident benefit currently in effect. The employee must sign a right of reimbursement agreement in order to receive the advance.


                                  ARTICLE VIII

                                LEAVE OF ABSENCE

     1. Employees may be granted, unpaid leaves of absence, if possible or practical, for reasons and for a period of time acceptable to the Employer. Such leaves of absence shall be in writing and written notices of such leaves of absence, if granted, will be forwarded to the Union. When a request is made at least two (2) weeks in advance, the Company will give a written response within five (5) working days of the receipt of the request.

     2. The Employer shall grant a leave of absence without pay but with the accrual of seniority, for a period of not more than one (1) year, to any employee who is elected to an office in the Union, or for up to one (1) week to an employee elected as a delegate to a Union convention or official conference, and who requests such leave. Not more than two (2) employees will be permitted to be on leave pursuant to this provision at any one time. Application for leave in accordance with this provision shall be made two (2) weeks in advance if possible. When an employee requests leave for a Union Convention or official conference, the Local Union President will certify to the


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Employer that a convention or official conference is in fact scheduled.

     3. In the event that an employee is granted a leave of absence, because of injury or illness not covered by Workers' Compensation, he shall, at the expiration of his leave of absence be reinstated in the classification he occupied prior to his leave. If his position in this classification is unavailable, he may exercise his rights of seniority and ability.

     4. Leaves of absence for military service will be granted as required by applicable law.


                                   ARTICLE IX

                                   SUPERVISORS

     1. Supervisory employees, including foremen, will not be used to displace regular production or maintenance employees in the bargaining unit covered by this Agreement, but will do such manual work as may be required for the purpose of instruction, supervision, inspection, experimentation, or in cases of emergencies, and when the regular employee is not immediately available.

     2. Any employee transferred or promoted to a supervisory or other job outside the bargaining unit shall maintain all accrued seniority for a period of ninety (90) days after the date of his promotion. If subsequent transfers are involved within a period of one (1) year starting with the date of promotion, the ninety (90) days will be computed on an accumulated basis. The employee will lose all seniority for purposes of reinstatement into the bargaining unit upon completion of the ninety (90) day period.


                                    ARTICLE X

                                    HOLIDAYS

     1. The following days are recognized as holidays: New Year's Day; Good Friday; Memorial Day; Independence Day; Labor Day; Thanksgiving Day; the day following Thanksgiving Day; Christmas Eve; Christmas Day; and New Year's Eve.

     2. Full-time employees not scheduled to work on such holidays shall receive a holiday pay allowance of eight (8) hours straight-time for each full day recognized as a holiday under this Agreement; but this shall not apply to probationary employees described in Article VI of this Agreement. In order to be eligible for a holiday pay allowance, a full-time employee must work the day for which he is scheduled, both immediately before and immediately after the holiday unless his failure to work is for just cause. If an employee is laid off or recalled from a layoff in a thirty (30) day period prior to or after the holiday, he shall be paid for that holiday.

     3. Employees scheduled to work and working on such holidays shall receive time and one-half for all hours worked, plus the holiday pay allowance.

     4. Any holiday time for which a full-time employee is paid although not working, shall be taken into account for purposes of computing overtime.

     5. A holiday that falls on a Sunday but is generally celebrated on the following Monday shall be deemed to fall on said Monday and not on Sunday for the purpose of holiday pay. A holiday that falls on a Saturday but is generally celebrated on the preceding Friday shall be deemed to fall on said Friday and not on Saturday for the purpose of holiday pay.


                                   ARTICLE XI

                        VACATIONS, BEREAVEMENT, JURY DUTY

     1. Each full-time employee who has worked a year from the date of his last employment by the Employer shall be entitled to receive a vacation of five (5) days with vacation pay at straight- time for forty (40) hours.

     2. Each full-time employee who has worked three (3) years from the date of his last employment by the Employer shall be entitled to receive a vacation of ten (10) days with vacation pay at straight-time for eighty (80) hours.

     3. Each full-time employee who has worked eight (8) years from the date of his last employment by the Employer shall be entitled to receive a vacation of fifteen (15) days with vacation pay at straight-time for one hundred twenty
(120) hours.

     4. Each full-time employee who has worked fifteen (15) years from the date of his last employment by the Employer shall be entitled to receive a vacation of twenty (20) days with vacation pay at straight-time for one hundred sixty
(160) hours.

     5. Each full-time employee who has worked thirty (30) years from the date of his last employment by the Employer shall be entitled to receive a vacation of twenty-five (25) days with vacation pay at straight-time for two hundred
(200) hours.

     6. Vacation pay for truck drivers for each forty (40) hours of earned vacation will be computed as 1.65% of the driver's previous calendar year's gross wages as reported by the Company on the driver's form W-2, or forty (40) hours at the driver's straight-time rate, whichever is greater.

     7. The vacation year for each employee shall be the 365 calendar day period beginning on the date of the employee's last date of employment by the Employer. Vacation time and pay shall not be cumulative and shall be forfeited if not taken within 365 calendar days after an employee has become eligible for such a vacation. To be eligible for vacation with pay, an employee must have worked at least 1,000 hours in the year preceding his vacation eligibility date. Time spent on Worker's Compensation disability shall count toward vacation eligibility at the rate of forty (40) hours per week.

     8. Vacations will, so far as practicable, be granted at times requested by eligible employees, in line with their seniority. The final right to allot vacation periods and to change such allotments is reserved to the Employer in order to insure orderly and efficient operations. The Employer may schedule one
(1), one (1) week plant shutdown per calendar year for vacation purposes. If the Employer determines that a plant shutdown for vacation purposes is necessary, the Employer will post notice of said shutdown no later than thirty (30) days prior to the shutdown. If the Employer fails to post the scheduled vacation thirty (30) days or more prior to the shutdown, the shutdown will be considered as a plant shutdown due to the lack of work.

     9. Employees with three (3) or more weeks of vacation will be granted an additional sign-up period during the month of March (commencing in March, 1994), to schedule one full week of vacation. An employee who already signed up the prior November, cannot be bumped from his chosen time frame, however. Employees with three (3) or more weeks not signing up in March, and have not signed up in November, will have that third week assigned by the Employer. Employees with two
(2) or more weeks of vacation, may use both single days and half-days of vacation, not to exceed five (5) days total.

     10. The Company will allow two (2) production employees, per shift during any one week period from May 1, 1996 to April 30, 1997; the Company will allow three (3) production employees per shift during any one week period from May 1, 1997 to April 30, 1998; and the Company will allow four (4) production employees per shift during any one week period from May 1, 1998 to April 30, 1999 when running more than three lines of production. If three (3) or more employees are signed up for vacation in any one week, and shifts revert back to two (2) employees off in a week; those employees already signed up for vacation, will be allowed to take their vacation time as previously requested. One (1) maintenance employee, one (1) yard employee, per shift, and one (1) truck driver to be on vacation during any one week period.

     11. When a death occurs in the immediate family (mother or stepmother but not both, father or stepfather but not both, spouse, mother-in-law, father-in-law, son, daughter, step-children, brother, sister, grandparents, grandchildren, brother- in-law, sister-in-law, and current spouse's grandparents) of an employee who has completed his probationary period, the employee will be given not to exceed three (3) consecutive work days off with pay, but not to exceed (8) hours straight-time pay, for time actually lost from work for the purpose of attending the funeral of the deceased. Additional time off may be granted without pay, if deemed necessary. If an employee is on vacation during a period of time that would otherwise be considered paid bereavement time under the conditions of this section, the employee will be entitled to additional vacation days, to a maximum of three (3) days, to replace vacation days lost in bereavement. No such funeral leave shall be granted where the employee does not attend the funeral of the deceased and does not certify or otherwise establish, as requested by the Employer, that he has in fact attended such funeral unless the employee submits certification that no funeral or services were held for the deceased. Falsification of such certification shall be grounds for discipline up to and including discharge.

     12. Employees, other than probationary employees, required to serve as jurors in any court proceeding shall be paid for each day of service an amount equal to the difference between their daily pay as jurors and an amount equal to the pay for time actually lost from work for the purpose of serving as a juror.

     13. A union representative will be given a quarterly vacation sheet, to be posted on the union bulletin board in the plant. The original vacation schedule will remain in the office of the Human Resources Department, and shall be the official record in regard to all plant vacations.


                                   ARTICLE XII

                       HOURS, WAGES AND WORKING CONDITIONS

     1. The Employer agrees to pay all employees covered by this Agreement weekly, in accordance with the wage schedule set forth in Appendix "A" attached hereto and fully incorporated in this Agreement. It is expressly understood that the wages set forth in Appendix "A" hereto are in lieu of other compensation arrangements heretofore in force, except that the Company expressly reserves the right to continue paying Christmas bonuses to bargaining unit employees when in the Company's judgment business conditions warrant. The Company will find a source to furnish prescription safety glasses for our employees and to make these employee purchases available under our payroll deduction plan.

     2. The normal but not guaranteed work day for full-time employees, and the work day for purposes of this Article, shall be eight (8) hours. The normal but not guaranteed work week for full-time employees, and the work week for purposes of this Article, shall be forty (40) hours consisting of five (5) eight (8) hour days. Each employee shall be paid at the rate of one and one-half times his regular straight-time hourly rate for all hours worked in excess of eight (8) in any one work day or in excess of forty (40) hours in any one work week. With the exception of truck drivers, each employee shall be paid at the rate of one and one-half times his regular straight-time rate for all hours worked on Saturday and twice his regular straight- time rate for all hours worked on Sunday provided, however, that in no instance will overtime and/or premium rates provided for under the terms of this Agreement be pyramided or duplicated. It is understood and agreed that the Employer retains the right to require the employees to work more than eight (8) hours in any one work day and more than forty (40) hours in a work week.

     3. When an employee is temporarily transferred, such employee shall receive the rate of the job from which he was transferred or the rate of the job to which he was transferred, whichever is the greater, except in the case of displacement due to layoff in which case he will revert to the rate of the job to which he has been transferred after fifteen (15) calendar days.

     4. Any full-time employee scheduled and reporting to work at his scheduled time and not permitted to work or permitted to work less than four (4) hours shall receive a minimum of four (4) hours' pay except that the Employer shall not be liable for such minimum payment in the event that work is not available due to absenteeism of other employees, fire, explosion, tornado, or destruction of property and acts of God. Employees scheduled to work, reporting for work and permitted to work shall not be paid wages for such time as may be voluntarily taken or requested off by the employee.

     5. An employee shall be granted a one-half hour unpaid meal period for each eight (8) hours of work, but may be instructed to advance or delay his normal time off for such meal period if the Employer determines that work requirements warrant such advance or delay. Employees will be granted a ten (10) minute rest break during the first half of a shift and a ten (10) minute rest break during the second half of a shift. Employees working overtime will be granted a ten
(10) minute break prior to each two (2) hours of overtime worked.

     6. In the event bargaining unit employees other than the Inventory Control Man are required during the taking of inventory, the additional employees needed shall be offered the work in accordance with seniority.

     7. The Employer may continue to subcontract work out: (1) which it has been the normal practice of the Employer to subcontract in the past; (2) work which the Employer does not have the specialized skill or equipment available to perform; (3) work where unforeseen circumstances or unusual customer delivery dates preclude the completion of the work within the allotted time; (4) new construction work including major installation, major replacement or repair, and reconstruction of equipment; (5) work which unusual customer requirements or delivery dates make it economically unreasonable to have performed by employees on layoff status or where there is less than five (5) days' work involved.

     8. When daily overtime is required and less than a full shift of employees is scheduled for the overtime, the most senior employee or employees doing the work on which overtime is required will be entitled to work the overtime. If the offered overtime is not accepted on this basis, the overtime will be offered to employees in the plant on the basis of seniority and ability to perform the work. If the overtime offered is not accepted on this basis, the overtime will be assigned in reverse order of seniority to employees in the plant with the ability to perform the required work. Employees working on the 1st and 2nd shifts will be called into work early, strictly by seniority and when asked to stay over for overtime the employee will be asked by man-on-the-job. For 3rd shift employees it will be in reverse order. In the case of weekend overtime when less than a full shift of employees is scheduled, overtime will be offered by seniority and ability to perform the work starting initially at the top of the seniority list and thereafter, weekend overtime will be accounted for by hours worked in three areas; production, maintenance and yard. All employee overtime hours worked in the areas listed above will be accounted for and put on a schedule. The employee is responsible for verifying the amount of hours charged to him are correct. If the employee refuses the weekend overtime, he is credited with the hours worked, even if he does not work. If the Employer cannot get a sufficient number of employees to work or needs additional employees in either the production, maintenance or yard areas, those employees qualified with the lowest number of overtime hours for the week will be the first asked to work. The Employer may assign the work to probationary employees whether on daily or weekend overtime. An employee who accepts offered overtime on a weekend day and then fails to show up that day will be accountable under the absence/tardy program now in effect.

     9. The Company agrees beginning May 1, 1993 to pay a shift premium for the duration of the contract of thirty cents ($0.30) per hour for second shift employees and thirty-five cents ($.035) per hour for third shift employees.

     10. Up to four (4) Union Committee members will be compensated at straight-time for time lost during their regularly scheduled working hours while in conference with Management in contract negotiations, and up to five (5) will be compensated when two (2) lines of production are being operated on the second shift.


                                  ARTICLE XIII

                        GROUP INSURANCE, RETIREMENT PLAN

     1. The Employer shall maintain in effect for the term of this Agreement the present group insurance plan for employees with the improvements as set forth in Appendix D. Comprehensive Dental expense benefits will be maintained in effect as set forth in Appendix C.

     2. All insurance under this plan, except Sickness and Accident, will be maintained in effect for a period of six (6) months following a layoff, unless termination of seniority occurs.

     3. The Employer shall maintain in effect for the term of this Agreement the present profit-sharing retirement plan for employees and agrees to make such changes in the plan as may be necessary to comply with the Employee Retirement Income Security Act of 1974 and to qualify the plan under Section 401 (a) of the Internal Revenue Code or any subsequent comparable statute.


                                   ARTICLE XIV

                            COST-OF-LIVING ALLOWANCE

     1. The employees in the bargaining unit shall be paid a cost-of-living allowance in accordance with the terms of this Article. The cost-of-living allowance shall be determined on the basis of changes in the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers, CPI-W (All Items) published by the Bureau of Labor Statistics, U.S. Department of Labor (1967=100) and referred to herein as the "Index".

     2. The cost-of-living allowance shall become effective and payable in the following manner. The cost-of-living allowance shall be zero until the first adjustment is made. The first adjustment of the cost-of-living allowance shall be effective with the beginning of the first payroll period commencing on or after June 1, 1996, based on the change in the Index from the Index for January, 1996 (published in February, 1996 as 451.9) to the Index for April 1996 (published in May, 1996), and the adjustments shall be effective quarterly thereafter, based on changes from the Index for January 1996 based on the formula of an adjustment of one cent ($.01) or .25 mill per mile for each point four (.4) increase from the Index for January 1996, through the adjustment effective with the beginning of the first payroll period commencing on or after March 1, 1999, as shown on the following table (each adjustment to be effective until the next effective date of adjustment):

                           Cost-of-Living Adjustments

                      Effective Dates-            Based on the change
                      First Payroll Period        from the Index for January
                      Commencing on or            1996 (451.9) to the Index for

          ------------------------------------------------------------------
                      June 1, 1996                      April, 1996
                      September 1, 1996                 July, 1996
                      December 1, 1996                  October, 1996
                      March 1, 1997                     January, 1997
                      June 1, 1997                      April, 1997
                      September 1, 1997                 July, 1997
                      December 1, 1997                  October, 1997
                      March 1, 1998                     January, 1998
                      June 1, 1998                      April, 1998
                      September 1, 1998                 July, 1998
                      December 1, 1998                  October, 1998
                      March 1, 1999                     January, 1999

     3. For adjustments effective with the first payroll commencing on or after June 1, 1996, through the adjustment March 1, 1999, the amount paid as cost-of-living adjustment will not exceed fifty cents ($0.50) or 12.5 mills per mile, per hour. If the cost-of-living allowance adjustments for payroll periods commencing on or after June 1, 1996, through the adjustment for March 1, 1999, have not increased by fifty cents ($0.50) per hour or 12.5 mills per mile, the adjustment for the first payroll period commencing on or after March 1, 1999, will be increased by the amount necessary to reflect adjustments totaling fifty cents ($0.50) per hour or 12.5 mills per mile for the twelve (12) cost-of-living adjustments made under this contract.

     4. At the end of each quarterly cost-of-living allowance payment period, the amount being paid as cost-of-living allowance will be rolled into the employees base wage rate.

     5. If the Index falls below the Index figure of 451.9, there shall be no cost-of-living allowance payable and no reduction of the hourly wage rate for any classification.

     6. The cost-of-living allowance shall be payable for hours actually worked and for holiday and vacation allowances.

                                   ARTICLE XV

                       SEPARABILITY/ABSENTEEISM, TARDINESS

     1. In the event any of the provisions of this Agreement become invalid or unenforceable by reason of any Federal or State law, now existing or hereafter enacted, such invalidity or unenforceability shall not affect the remainder of the provisions hereof.

     2. Where successive violations occur in relation to unexcused absenteeism and tardiness, the disciplinary schedule in Appendix E will be in effect.


                                   ARTICLE XVI

                                   TERMINATION

     The terms and provisions of this Agreement shall remain in full force and effect until midnight, April 30, 1999, and from year-to-year thereafter unless either party hereto shall notify the other in writing at least sixty (60) calendar days prior to the expiration date of this Agreement or sixty (60) days prior to the expiration of any subsequent automatic renewal period of its intention to amend, modify or terminate this Agreement.

     Executed by the duly authorized representatives of the parties as of this 1st day of May, 1996.

CHEMI-TROL CHEMICAL CO.            UNITED STEELWORKERS OF AMERICA
By:                                AFL-CIO-CLC


/s/ Arthur F. Doust                /s/ Arthur F. Doust
Arthur F. Doust                    George F. Becker
Chief Executive Officer            International President

/s/ Arthur F. Doust                /s/ Arthur F. Doust
Robert W. Woolf                    Leo W. Gerard
President                          International Secretary/Treasurer

/s/ Arthur F. Doust                /s/ Arthur F. Doust
John P. Simcox                     Richard H. Davis
General Manager                    International Vice-President
Tank Division                       Administration

/s/ Arthur F. Doust                /s/ Arthur F. Doust
Julie F. Price                     Leon Lynch
Manager, Human Resources           International Vice-President
                                   Human Affairs

/s/ Arthur F. Doust                /s/ Arthur F. Doust
Howard W. Mathias                  Frank Vickers  Plant Manager
Director, District 1
 Tank Division

                                   /s/ Arthur F. Doust
                                   Fred Cook, Staff Representative


                                   LOCAL UNION COMMITTEE

                                   /s/ Tony R. Robles

                                   /s/ Dennis Cummings

                                   /s/ Patrick Lauer

                                   /s/ Mark A. Hickle

                                   /s/ James A. Albright

                                   /s/ Greg Darr

                                   /s/ John A. Blessing

                                  ARTICLE XVII

                              SUCCESSOR OR ASSIGNS

     The Company will make binding on any successor or assigns, either through the sale of the Company or merger, the entire Agreement between Chemi-Trol Chemical Co., Tank Division, 721 Graham Drive, Fremont, Ohio plant and the United Steelworkers of America, Local 1915.


                                   APPENDIX A

                                  WAGE SCHEDULE

  Classification                       May 1, 1996

  Laborer                                $ 13.50
  Janitor                                  13.50
  Bender Operator                          13.60
  Sandblast Operator                       13.70
  Offset Operator                          13.70
  Yardman                                  13.75
  X-Ray Operator                           13.75
  Burner                                   13.80
  Painter                                  13.80
  Rolls Operator                           14.05
  Welder, Automatic Machine                13.85
  Inventory Control                        14.10
  Utilityman                               14.30
  Maintenance Category A (Electric)        14.25
  Category B                               14.00
  Welder Category A                        14.30
  Category B (fit-up)                      13.70
  Truck Driver                           $ 13.85 or .32845/mi.


     Effective May 1, 1997 increase all rates by twenty-five cents ($0.25). Effective May 1, 1998 increase all rates by twenty cents ($0.20). Truck driver rates will be increased proportionally. Rates for probationary employees in the classifications shown on this Appendix A other than Driver are for the first forty-five (45) days after hire, the employee receives ninety percent (90%) of rate. For the next forty-five (45) days after hire, the employee receives ninety-five percent (95%) of rate. On the ninety-first (91st) day after hire, the employee receives the full rate. Truck drivers will receive Three Dollars ($3.00) per tank when required to set anhydrous ammonia tanks on trailers and an additional Four Dollars ($4.00) per tank when required to bolt the tank down.

     Truck drivers will receive the rate shown for the Truck Drivers classification in this Appendix A for breakdown, repair time and delays due to bad weather conditions.

     Truck drivers will receive two (2) hour's pay for each full load of tanks unloaded with one drop. Each full load, of one drop, with no help, will receive three (3) hour's pay, and drivers will receive one hour's pay for each location a drop or pickup is made in accordance with the dispatcher's instructions, where less than a full load of tanks are involved.

     For single driver trips, truck drivers will receive an amount equal to four
(4) times the hourly rate for the Truck Driver classification for trips of one hundred fifty (150) miles or less and in addition will be paid at the Truck Driver's rate for authorized delayed unloading time provided that notice of the delay is first given to the dispatcher or acting dispatcher who shall then direct the truck driver how to proceed.

     For single driver trips in excess of one hundred fifty (150) miles, truck drivers will receive ($.32845) beginning with the first mile or eight (8) times the hourly rate for the Truck Driver's classification, whichever is greater. The rates for double-driver trips shall continue to be two cents ($0.02) per mile less than the single driver rates shown above, and, for double driver trips, the rates for setting and bolting tanks and for stops in accordance with the dispatcher's instructions shall be one-half (1/2) those established for single driver trips.

     Truck drivers will be granted an expense allowance while on the road of Twelve Dollars ($12.00) per day effective the date of this Agreement. For trips on a holiday, the truck driver will receive one and one-half (1-1/2) times his regular rate of pay from the time he begins working during the holiday period and continuing until midnight of the holiday. After midnight of the holiday, he will revert to his normal pay basis. It will be the responsibility of the driver working on a holiday to record his time and mileage accurately at the time he commences work and his mileage as of midnight of the holiday. If he fails to do so, he will be compensated on the basis of the lowest permissible rate.

     Holiday pay allowances for truck drivers will be calculated on the basis of the Truck Driver's classification rate.

     Load postings for truck drivers will be placed outside, whether loaded or tentatively scheduled to be loaded, on a nightly basis, between three and six p.m., and truck drivers will be dispatched as early as possible.

     The Company will furnish rain gear as needed, but no more than one set per year for each truck driver.

     When employees not in the truck driver classification are used temporarily for truck driver duties they will be used only after all available employees in the truck driver classification have been utilized.

     Temporary drivers will be dispatched with the shortest trip available on a daily basis and in case of emergencies.

     Drivers will be dispatched by seniority and available hours. Drivers returning to the tank plant will call in for dispatch with hours available at the approximate call in time: Nitschke (3:00 p.m.); Cummings (3:05 p.m.); Slane (3:10 p.m.); Scheufler (3:15 p.m.); Everett (3:20 p.m.); Myerholtz (3:25 p.m.);
Kirkpatrick (3: 30 p.m.); Fry (3:35 p.m.); Gschwind (3:40 p.m.); Griffith (3:45 p.m.); Guggisberg (3:50 p.m.); and Lewis (3:55 p.m.).

     Drivers are not to pick loads they cannot deliver as scheduled. Drivers not working due to lack of work will be the first dispatched by seniority when work is available unless they are out of service, off for illness, on vacation or in a layoff situation.

     The Company and union agree to this section for a 60 day trial period.


                                   APPENDIX B


May 1, 1996

Mr. Fred Cook
Staff Representative
United Steelworkers of America
134 W. South Boundary
Perrysburg, OH  43551

Dear Mr. Cook:

     This will confirm understandings reached between the Company and the Union for the period of the Agreement effective May 1, 1996.

     1. A list of employees known to have left the employ of the Company for military service will be posted in the plant. The list will show the seniority dates of those employees.

     2. X-ray machine reports will be made available for inspection monthly.

     3. After all of the necessary signatures have been obtained, the Agreement will be printed with a Union emblem.

     4. The Company will maintain, for the duration of this contract, the ventilation systems in both plants.

     5. The Union file cabinet will be kept in the lunchroom and the lunchroom will be made available for necessary grievance processing in accordance with
Article V, Section 11 of our Agreement dated May 4, 1984.

                                      Very truly yours,

                                      John P. Simcox
                                      General Manager



                                   APPENDIX C
                            DENTAL EXPENSE INSURANCE

    __________________________________________________________________
  CLASS A                        CLASS B                     CLASS C

    Preventive                   Other Basic Crowns and
    and Diagnostic Services      Prosthodontics


                  Employee pays $50.00 calendar year deductible

      Routine oral       Extraction Crowns and gold
       examination         Oral surgery restorations

    Cleaning of teeth   Fillings     Bridges and dentures  Topical applications

     General anes-

Replacement of

                  of flouride         thetics    aged appliances  (for children)
    Periodontics  Space maintainers   Endodontics  (for children)
   Injection of

                  Emergency palliative   antibiotic drugs  treatment

Repairs of

                  X-rays                      prosthetic appliances

                  Plan pays 100%      Plan pays 85%      Plan pays 50%

     MAXIMUM BENEFIT - Up to $1,000 for each insured family member each calendar year.

     *FAMILY DEDUCTIBLE - $100.00 each calendar year. Although the deductible applies seperately to the employee and to each dependent, the deductible amount ceases to apply during the remainder of the calendar year after the deductible amount has been satisfied with respect to the employee and two dependents or with respect to three dependents.

     Charges for the above are covered only to the extent that they do not exceed the usual charge of the Dentist and the reasonable and customary charges which are generally made in the same locality under similar conditions.

     This is intended only as a very general outline of the Dental Expense Insurance Plan. All benefit, eligibility, etc. provisions will be governed by the terms of the group policy issued to the policyholder.


                                   APPENDIX D

                     HOSPITALIZATION INSURANCE IMPROVEMENTS

     The non-occupational disability benefit shall be increased as follows:

     Effective May 1, 1996, from One Hundred Ninety-Five Dollars ($195.00) a week to Two Hundred Ten Dollars ($210.00) a week.

     Effective May 1, 1997, from Two Hundred Ten Dollars ($210.00) a week to Two Hundred Twenty Dollars ($220.00) a week.

     Effective May 1, 1998, from Two Hundred Twenty Dollars ($220.00) a week to Two Hundred Thirty Dollars ($230.00) a week.

     On May 1, 1996, the following improvements will be effective:

          Pre-Certification of Hospital Admissions: Each non-emergency hospital admission is pre-certified for a length of stay based upon your diagnosis and the judgement of your doctor.

          Second Surgical Opinions: For certain surgeries, the employee will be given the name of a board-certified physician specialist to go and get a second opinion from.

          Out Patient Surgery: The insurance company will review selected surgical procedures in accordance with prevailing medical practice, determine if a second opinion is required, and recommend that the employee's doctor consider out-patient surgery if appropriate. Where an employee utilizes out-patient surgery the seven day waiting period for non-occupational disability benefits will be waived.

          Pre Admission Testing: The employee's doctor will be asked to consider having a portion of any testing done on an out-patient basis.

          Limited Weekend Admission Review: The coverage may restrict weekend admissions for non-emergency inpatient hospital admissions on Friday and/ or Saturday.

          Emergency Admissions: For emergency admissions, the insurance company must be notified within 48 hours of hospital admission or within 72 hours following weekend admission or a holiday admission.

          Psychiatric Admissions: All psychiatric admissions will be reviewed in accordance with common length of stays for similar mental health problems.

                             MAJOR MEDICAL COVERAGE

     The plan deductible amount is Two Hundred Dollars ($200.00) per employee or dependent and Four Hundred Dollars ($400.00) per family except that when the procedures outlined in this Appendix are not followed the deductible becomes Two Hundred Fifty Dollars ($250.00) for employees and dependents.

     After the deductible is satisfied, the plan will pay 80% of the first Five Thousand Dollars ($5000.00) of covered expenses per calendar year. The plan will pay 100% of covered expenses in excess of Five Thousand Dollars ($5000.00) per calendar year up to the plan maximum. The lifetime maximum benefit will be One Million Dollars ($1,000,000.00) per covered individual, with One Thousand Five Hundred Dollars ($1500.00) per person, per year, restoration on major medical lifetime maximum.

     Prescription drug card of Three Dollars ($3.00) for generic drugs and Seven Dollars ($7.00) for non-generic drugs. Use of the prescription drug card does not apply to hospitalization plan deductible.

     Inpatient mental health services are capped at thirty-one (31) days maximum per year. Outpatient mental health services are payable at fifty percent (50%) of the UCR, maximum per year One Thousand Dollars ($1000.00) and Twenty-five dollars ($25.00) per visit.

     Chiropractic visits are limited to ten (10) visits per year at eighty percent (80%) of the UCR. Any visits beyond ten (10) would be subject to medical necessity being proven.

     Inpatient drug and alcohol limited to one stay per year. Outpatient drug and alcohol services are payable at fifty percent (50%) of the UCR, maximum per year of One Thousand Dollars ($1000.00).

     The maximum out of pocket expense per year, per individual will be One Thousand, Two Hundred Dollars ($1200.00).

     Termination of insurance occurs at 11:59 p.m. on the last day of an event that would terminate eligibility (i.e. termination of employment, divorce, child reaching the age of 19 or child quitting college).

     Probationary employees do not receive insurance benefits until completion of forty-five (45) calendar days of service.


                                   APPENDIX E
                                   May 1, 1996

                             CHEMI-TROL CHEMICAL CO.
                                  TANK DIVISION

                          ABSENTEEISM/TARDINESS POLICY

     Regular and prompt attendance on your job is very important. Therefore, good attendance is a condition of employment. Irregular attendance not only affects plant production but also causes fellow employees to be placed on jobs that they prefer not to be working on or worse, are unable to do the job as proficiently as the absent employee.

     Because of the seriousness of the responsibility of each and every employee at the Tank Division to be at work on a full time basis, and on time, the following program will be instituted.

I.  ABSENCE AND TARDINESS
    AUTHORIZED ABSENCE AND TARDINESS:

     1. Holidays and Vacations

     2. Approved Leave of Absence

     3. Military Reserve Duty

     4. Death in the Family

     5. Worker's Compensation Injury

     6. Jury Duty

     7. Level III Snow Emergencies in Sandusky County, Ohio

     8. Absence or tardiness in which mitigating circumstances are involved or can be pre-arranged with our supervisor.

     9. Doctor's excuse supplied upon return to work from an absence. The first two (2) doctor's excuses shall be considered an authorized absence or tardiness in a calendar quarter. Doctor's excuses for the balance of that calendar quarter, which are more than the two (2) mentioned above, shall be considered unexcused and shall count as one (1) point. At the end of the calendar quarter following the calendar quarter in which the amount of two (2) doctor's excuses were reached, the employee shall then be eligible to have two (2) authorized absences and tardiness. Any employee that has two (2) doctor's excuses or less in a calendar quarter shall not be subject to the one (1) point rule.

     10. Leaving working early before completion of scheduled shift with supervisor's consent.


II.  CALL IN PROCEDURE:

     It is the responsibility of the employee to notify management of their intentions to be either absent or tardy. The following will now be in effect:

     If you are going to miss the entire day, you must report the absence no later than the start of the shift. In the case of being tardy or late, you have one (1) hour after the start of the shift, to call and then have one (1) hour longer to report to be considered tardy (two (2) hours total). In other words, you have two hours after starting time to report, to be regarded as tardy. Any employee reporting for work within two hours of starting time shall be put to work subject to the limitations of Article XII, Section 4 and the point schedule. Any employee not calling in and not reporting for work within two (2) hours of starting time shall be recorded as a "no show" and his discipline will be described later in this program. He shall remain designated a "no show" even if he subsequently brings in a doctor's excuse, but at a reduced penalty. The Company shall provide a system that will issue paper work to an employee when he is assessed a point or points. The form shall show the last points assessed and the employee's total number of points.

III.  ADMINISTRATION OF DISCIPLINE:

     All discipline will be administered by the Manager of Human Resources working directly with the supervisors of the Tank Division. Absences, tardiness, "no shows" and early leaves will be addressed by a point system.

     The following point values are assigned:

     Unexcused absence or unexcused tardiness = 1 point

     Excused absence or excused tardiness without phone call or without prior notice to the Company = 1/2 point

     Leaving before the end of scheduled shift and not excused unless documentation is provided upon return to work. Employees must work at least four (4) hours or more in order to receive one-half point. If the employee works less than four (4) hours he will receive one (1) point. = 1/2 point

     Unexcused absence with phone call by starting time or unexcused tardiness with phone call within one hour (1) hour of starting time = 1/2 point

     Unexcused absence or tardiness without a phone call and fails to report to work within two (2) hours of starting time = 2 points

                    EXCESSIVE ABSENTEEISM UNDER THE SYSTEM

     When an employee is issued more than two (2) points in any one quarter:

     1. The employee will not be able to use the point buy back program until he has returned to the regular absenteeism/tardiness program.

     2. For the balance of the quarter and the next quarter the employee shall be issued double points for any infraction.

     3. The employee shall return to the regular program after the quarter.

     The following levels must be achieved to receive disciplinary action:

               LEVEL 1. Four (4) points within any four (4) month period will result in a verbal warning.

               LEVEL 2. Six (6) points within any six (6) month period will result in a written warning.

               LEVEL 3. Nine (9) points within any ten (10) month period will result in a final notice before discharge.

               LEVEL 4. Thirteen (13) points within any twelve (12) month period will result in discharge.

IV.  POINT REDUCTION:

     Every 90 days without an unexcused absence will erase two (2) points, starting with the most recent points. The points will be deducted if:

     1. At least 90 days were as an active employee. (Worker's Compensation and leave of absence time off, do not count as active employment).

     2. Point totals never go below zero (0).

     3. During the term of the life of this policy, management will allow for circumstances beyond the control of the employee, who has maintained an above average effort toward good and prompt attendance.

                                                                 APPENDIX F

May 1, 1996

Mr. Robert Flournoy, Staff Representative
United Steelworkers of America
300 Garrison Street

Fremont, Ohio  43420

Dear Mr. Flournoy:

     This letter will confirm understandings reached between the Company and the Union dealing with group leader language, for the life of this Agreement effective May 1, 1993.

     Five (5) members of the bargaining unit are to be selected, and with their consent, will be given group leader status when the plant is operating a second shift. The employees selected will be placed in charge of the yard, maintenance and production lines. As group leaders, they will not administer disciplinary action to fellow members of the bargaining unit. As dues paying members, they will maintain all rights and privileges of the bargaining unit.

     Group leaders will be the first employee offered overtime in their classification. Group leaders will be offered overtime, outside of their classification, only after all other employees have been offered, and refuse the overtime. If group leaders are out of rotation, an additional employee will be utilized. Group leaders shall not have "superseniority", either in plant or classification.

     During the life of this Agreement, these employees selected may return to their vacated job provided that they give management sufficient notice, and time to go through the necessary bidding process, that will follow.

     During the life of this Agreement, management has the right to reinstate the employee to his prior job classification at any time, and replace the employee if necessary, to maintain efficient operations, with the same bidding process in effect.

     In addition to his regular duties a group leader shall be authorized to instruct employees in the efficient performance of the work to be done in his area. He shall not have the right to hire, fire, or discipline, or recommend the same.

     The group leader rate will be fifty-five cents ($0.55) higher than the Welder, Category A rate.

                                         Sincerely,


                                         John P. Simcox
                                         General Manager

                                                                 APPENDIX G

May 1, 1996

Mr. Fred Cook, Staff Representative
United Steelworkers of America
134 W. South Boundary
Perrysburg, OH  43551

Dear Mr. Cook:

     This letter will confirm understandings reached between the Company and the Union dealing with vacation language, for the life of this Agreement effective May 1, 1996.

     1. On November 18, 1996 a new sign up sheet for vacation will be posted allowing production employees to sign up for 1997. This will be for the purpose of allowing two (2) production employees one maintenance employee, one yard employee and one truck driver to take vacation during any one week period. The Company will allow three (3) production employees per shift during any one week period from May 1, 1997 to April 30, 1998; and the Company will allow four (4) production employees per shift during any one week period from May 1, 1998 to April 30, 1999 when running more than three lines of production. If three (3) or more employees are signed up for vacation in any one week, and shifts revert back to two (2) employees off in a week; those employees already signed up for vacation, will be allowed to take their vacation time as previously requested.

     2. Any production employee who had signed up during the November, 1996 period, will maintain that week or weeks, through the year 1997. Any subsequent reduction due to a layoff, with a recall after a sign up period, those production employees affected, will be accorded the same protection as the November, 1996 period, throughout the life of this Agreement.

     3. In the event of a layoff during the life of this Agreement, the following will be in effect. When two (2), three (3) or four (4) production employees are signed up and not affected by the layoff, and are scheduled for vacation the same week during the layoff period, they will still be permitted to take their scheduled vacation.

     4. If the layoff period extends beyond the next sign up period (into the next year) and we are maintaining one-line production, only one production employee will be permitted to have vacation during a particular week.

     5. In case of a recall to two lines of production, the sign up period will be reopened not later than ten (10) days after completion of the recall. Two (2) production employees will then be allowed to be on vacation, under the same conditions established in Item 2.

     6. In all cases, except for those cited in Item 2, seniority takes precedence, and full week's of vacation (5 day period) takes precedence over single days as previously established.

                                                   Sincerely,

                                                   John Simcox
                                                   General Manager


                                   APPENDIX H

                       TRUCK DRIVER CLASSIFICATION LAYOFFS

April 22, 1992

Mr. Robert Flournoy, Sub-District Director
United Steelworkers of America
300 Garrison Street
Fremont, OH  43420

Re:  Truck driver classification layoffs

Dear Mr. Flournoy,

     As discussed during our meeting of April 16, and to eliminate a problem for both the truck driver employees and the company, we propose the following, which had been a past practice for many years.

     When the Tank Division is in a layoff situation in the truck driver classification, senior truck driver employees shall have the option of accepting voluntary layoff as stated in Article VI, Paragraph 7 of the present Agreement. If no senior truck driver accepts voluntary layoff, truck drivers with the least amount of seniority will be put on layoff status. Those truck drivers on layoff will not have the right to displace less senior employees not in the truck driver classification working in the plant, nor shall a more senior employee in a classification other than truck driver, displace a lower seniority truck driver in the truck driver classification. In simplest terms, a truck driver cannot come into the plant, and a plant employee cannot be a truck driver. Further, laidoff employees in the truck driver classification have recall rights to the truck driver classification until they voluntarily quit, bid into another classification or seniority terminates. In regard to a recall from layoff,
Article VI, Paragraph 5d, will be in effect.

     We trust that this will clear up any problems in this area, until at least completion of the Agreement.

                              Sincerely,

                              Confirmed - Dated April 27, 1992

                              CHEMI-TROL CHEMICAL CO.


                              John P. Simcox          Robert Flournoy
                              General Manager         Sub-District Director



April 23, 1996

Mr. Fred Cook, Staff Representative
United Steelworkers of America
134 W. South Boundary
Perrysburg, OH  43551

Dear Mr. Cook,

     Effective this date, truck drivers will not be required, nor will they have rights to any job within the plant, other than by bid process or if medically restricted, or no longer physically able to perform work as a truck driver, pursuant to ADA qualifications.

                                               Sincerely,

                                               Terry W. Swartz
                                               Personnel Manager

                                   APPENDIX I

May 1, 1996

Mr. Fred Cook, Staff Representative
United Steelworkers of America
134 W. South Boundary
Perrysburg, OH  43551

Dear Mr. Cook,

     This letter will confirm understandings reached between the Company and the Union dealing with the following items as discussed during the most recent contract negotiations.

     1. The Company will agree to the weekly deduction of union dues for the employees of the Tank Division.

     2. The Company agrees to use larger print for the new contract booklets.

     3. The Company and Union representatives agree to meet with the intention that both parties will enter into meaningful dialouge regarding a drug policy that both parties can agree to by September 1, 1996.

                                     Sincerely,

                                     CHEMI-TROL CHEMICAL CO.

                                     John P. Simcox
                                     General Manager